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Exhibit 23.4

CONSENT OF DUFF & PHELPS, LLC

September 23, 2013

Independent Directors of the Board of Directors
Penn National Gaming, Inc.
Gaming and Leisure Properties, Inc.
825 Berkshire Boulevard
Suite 200
Wyomissing, PA 19610

Ladies and Gentlemen:

        We hereby consent to the use of our name in the prospectus forming part of the registration statement on Form S-11 filed by Gaming and Leisure Properties, Inc. as amended on September 23, 2013 (the "Registration Statement"). Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), prospectus or any other document, except in accordance with the terms of our engagement letter. By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

By:	/s/ Duff & Phelps, LLC
Duff & Phelps, LLC
Chicago, Illinois

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  Exhibit 23.4
CONSENT OF DUFF & PHELPS, LLC